OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Dobson Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

DOBSON COMMUNICATIONS CORPORATION

14201 Wireless Way
Oklahoma City, Oklahoma 73134

To the Shareholders of Dobson Communications Corporation:

      You are cordially invited to attend the Annual Meeting of Shareholders of Dobson Communications Corporation to be held on June 15, 2004, at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, commencing at 9:00 a.m., local time. We look forward to personally greeting as many of our shareholders as possible at the meeting.

      The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on our operations will be presented at the meeting, followed by a question-and-answer and discussion period.

      We know that most of our shareholders are unable to attend the Annual Meeting in person. We solicit proxies so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date, and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

      Thank you for your continued interest in Dobson Communications Corporation.

Very truly yours,

EVERETT R. DOBSON
Chairman, President and
Chief Executive Officer

Enclosures

April 28, 2004

DOBSON COMMUNICATIONS CORPORATION

14201 Wireless Way
Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 15, 2004

To the Shareholders of

     Dobson Communications Corporation

      NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders of Dobson Communications Corporation will be held at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, on June 15, 2004, commencing at 9:00 a.m., local time, for the following purposes:

1. To elect one director of Dobson Communications Corporation;

2. To approve an amendment to the Dobson Communications Corporation 2002 Stock Incentive Plan (the “2002 Plan”) to increase the number of shares of the Company’s Class A common stock reserved for issuance under the 2002 Plan from 7.0 million to 11.0 million shares.

3. To ratify and approve the selection of KPMG LLP as the independent auditors for Dobson Communications Corporation for 2004; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on April 16, 2004, as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

STEPHEN T. DOBSON
Secretary

Oklahoma City, Oklahoma

April 28, 2004

EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF CLASS A COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

DOBSON COMMUNICATIONS CORPORATION

14201 Wireless Way
Oklahoma City, Oklahoma 73134

PROXY STATEMENT

FOR
ANNUAL MEETING OF SHAREHOLDERS
June 15, 2004

       This Proxy Statement is furnished by Dobson Communications Corporation in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2004 Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders, and at any and all adjournments of the meeting. Unless the context otherwise requires, all references to “we” and “us” refer to Dobson Communications Corporation and its subsidiaries.

Solicitation and Revocation of Proxies and Voting

      The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting of Shareholders and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 14201 Wireless Way, Oklahoma City, Oklahoma 73134, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

      We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This Proxy Statement and accompanying proxy were first mailed to our shareholders on or about April 28, 2004.

Quorum; Abstentions; Broker Non-Votes

      The presence, in person or by proxy, of the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all of our outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a quorum is present, the election of the director will require a plurality of the votes cast by the shareholders entitled to vote thereon, present in person or represented by proxy.

      You may, with respect to the election of the director:

•	vote for the election of the nominee named herein; or

•	withhold authority to vote for such nominee.

      Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of the NASDAQ Stock Market with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. Because the approval of the proposed amendment to the Dobson Communica-

tions Corporation 2002 Stock Incentive Plan (the “2002 Plan”) and the ratification of the selection of KPMG LLP require the affirmative vote of a majority of the total combined voting power of the shares present or represented by proxy at the Annual Meeting, abstentions will be counted in tabulating the votes cast and, therefore, will have the same effect as a vote against the approval of the proposed amendment to the 2002 Plan and against the approval of KPMG LLP as our independent auditors. Broker non-votes will not be counted in tabulating the votes cast.

      As a matter of policy, we maintain proxies and voting tabulations that identify individual shareholders on a confidential basis. We make such documents available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

      Only the holders of outstanding shares of our Class A common stock and our Class B common stock of record at the close of business on April 16, 2004, are entitled to receive notice of and to vote at the Annual Meeting. On the record date, we had outstanding 114,324,422 shares of our Class A common stock and 19,418,021 shares of our Class B common stock. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on each matter to be voted upon at the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTOR

      Our Board of Directors currently consists of seven persons. Our Amended and Restated Certificate of Incorporation provides for three classes of directors. Our classes of directors are designated as Class I, Class II and Class III, respectively. The director whose term expires in 2004 has been designated as a Class I director; the directors whose terms expire in 2005 have been designated as Class II directors and the directors whose terms expire in 2006 have been designated as Class III directors. The term of each class of directors is normally three years, and the term of one class expires each year in rotation. The following is a list of our current directors, by class:

Class I	Fred J. Hall
Class II	Mark S. Feighner Justin L. Jaschke Albert H. Pharis, Jr.
Class III	Everett R. Dobson Stephen T. Dobson Robert A. Schriesheim

      In conjunction with the restructuring of, and our acquisition of the outstanding equity interests in, American Cellular Corporation, we entered into an agreement with certain former holders of American Cellular’s senior subordinated notes to further amend our certificate of incorporation to limit the size of our Board of Directors to seven persons and to provide that two of our seven directors would be elected by a vote of only holders of our Class A common stock, voting as a separate class (our “Class A directors”), commencing upon the expiration of the respective terms of the Class A directors whom we appointed. As part of this agreement, we agreed to appoint two Class A directors, one to serve for a term expiring with our annual meeting of shareholders in 2005 and the other to serve for a term expiring at our annual meeting of shareholders in 2006. Messrs. Feighner and Schriesheim were included in a group of potential nominees developed by representatives of former holders of American Cellular’s senior subordinated notes and were among several persons chosen from that group and recommended to us by a representative of those former note holders. We reviewed the qualifications of, and interviewed, the several potential nominees selected by the representative and determined that Messrs. Feighner and Schriesheim were acceptable to us. Messrs. Feighner and Schriesheim, who are our Class A directors, were appointed to our Board of Directors on February 18, 2004. Mr. Feighner is a Class II director whose term will expire in 2005 and Mr. Schriesheim is a Class III director whose term will expire in 2006.

      Fred J. Hall, who is currently a director, has been nominated for election as a Class I director at the Annual Meeting, to serve for a three-year term. Six directors will continue in office to serve pursuant to their prior elections or appointments. The Board of Directors proposes that Fred J. Hall be elected for a three-year term expiring in 2007.

      The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Mr. Hall. Should Mr. Hall become unable for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person as the Board of Directors may propose to replace Mr. Hall. We know of no reason why Mr. Hall will be unavailable or unable to serve.

      The names of the directors whose terms of office will continue after the Annual Meeting, their principal occupations during the past five years, other directorships held, and certain other information are set forth below.

Standing for Election

Fred J. Hall, age 52

      Fred J. Hall became a director in May 2000. Since 1983, Mr. Hall has been Chairman, President and Chief Executive Officer of the Fred Jones Companies, Inc., a privately-held company headquartered in Oklahoma City, Oklahoma. Mr. Hall was with the United States Department of State, serving as Assistant Secretary for European and Canadian Affairs from 1986 to 1998. Mr. Hall has served as Chairman of the Oklahoma Turnpike Authority since February 1995. In addition, Mr. Hall serves on the boards of numerous civic and cultural organizations. Mr. Hall received a Bachelor of Arts degree from Vanderbilt University in 1974 and a Master of Science in Business Administration from the University of Southern California in 1976.

Directors Continuing in Office

(Class II Directors — Term expiring in 2005)

Mark S. Feighner, age 55

      Mark S. Feighner was a partner in Austin Ventures, an Austin, Texas early-stage investor and advisor to telecommunications companies, from September 2000 to January 2003. From 1995 to February 2000, Mr. Feighner served as President of GTE Wireless (formerly GTE Mobilnet). From 1972 to 1995, Mr. Feighner served in various capacities with GTE Telephone Operations, including as Vice President and General Manager of GTE Communications Corporation, General Manager of GTE-Florida, Vice President of GTE Telephone Operations for Sales, Product Management and Program Management. Mr. Feighner served on the board of the Cellular Telecommunications Internet Association from September 1995 to February 2000. Mr. Feigner is a member of the advisory board of the Kelley School of Business at Indiana University. He holds a Bachelor of Science degree in Business and Marketing from Indiana University.

Justin L. Jaschke, age 46

      Justin L. Jaschke has served as a director since 1996. Mr. Jaschke was the Chief Executive Officer and a director of Verio Inc., an Internet services provider based in Englewood, Colorado, from its inception in March 1996 until February 2004. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation in July 1995. Mr. Jaschke served as OneComm’s President and a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular Telephone Company. Mr. Jaschke served as Chairman of the Board of Directors of Metricom, Inc., a wireless data communications provider until November 2001. Mr. Jaschke was a director of our former subsidiary, Logix Communications Enterprises, Inc. and its subsidiaries, Logix Communications Corporation and Dobson Telephone Company, from January 2000 until April 2003. In February 2002, Logix Communications Enterprises, Inc. and Logix Communications Corporation, which we refer to collectively as Logix, filed for relief under Chapter 11 of the Bankruptcy Code and in April 2003, successfully completed a plan of reorganization. As part of the plan of reorganization, the name of Logix Communications Enterprises, Inc. was changed to DWL Holding Company, or DWL, and the name of Logix Communications Corporation was changed to Intelleq Communications Corporation, or Intelleq. Mr. Jaschke has a Bachelor of Science degree in mathematics from the University of Puget Sound and a Master of Science in Management from the Massachusetts Institute of Technology Sloan School of Management.

Albert H. Pharis, Jr., age 54

      Albert H. Pharis, Jr. has served as a director and a consultant since December 1998. Since February 2003, Mr. Pharis has been Chairman of the Board, Chief Executive Officer and a director of Ortheon Medical, a medical device company based in Orlando, Florida. In September 1999, Mr. Pharis became a director of Logix, and the Chief Executive Officer of Logix Communications Enterprises, Inc. He ceased to be the Chief Executive Officer of Logix Communications Enterprises, Inc. in April 2001 and, in April 2003, upon completion of the Logix Chapter 11 proceeding, he ceased to be a director of Logix. Mr. Pharis served as President, Chief Executive Officer and Director of Sygnet Wireless, Inc. and Sygnet Communications, Inc. from 1985 to December 1998. He has been active as a board member of the Cellular Telecommunications Internet Association since 1985 and as a member of its Executive Committee since 1989. He has also been Chairman of its Small Operators Caucus.

(Class III Directors — Term expiring in 2006)

Everett R. Dobson, age 44

      Everett R. Dobson has served as a director and officer since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of us and President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson served on the board of the Cellular Telecommunications Internet Association in 1993 and 1994. He holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee. Prior to October 1999, Mr. Dobson was Chairman of the Board and Chief Executive Officer of Logix, and a director of Dobson Telephone. In October 1999, he ceased to serve as Chief Executive Officer of Logix. In March 2002, he resigned as a director of Logix Communications Enterprises, Inc. and Logix Communications Corporation, but remained a director of Dobson Telephone. On April 25, 2003, in connection with the completion of the Logix Chapter 11 reorganization proceeding, Mr. Dobson became a director of Intelleq and DWL.

Stephen T. Dobson, age 41

      Stephen T. Dobson has served as a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as Secretary since 1990. He has also served as General Manager and Secretary of Dobson Telephone Company from 1994 to 1998 and 1990 to 1998, respectively. He was President and a director of Logix from January 1997 until March 2002, at which time he resigned as a director and executive officer of Logix Communications Enterprises, Inc. and Logix Communications Corporation, but remained a director and executive officer of Dobson Telephone. On April 25, 2003, upon the completion of the Logix Chapter 11 proceeding, he became a director of Intelleq and DWL. He holds a Bachelor of Science degree in Business Administration from the University of Central Oklahoma. Mr. Dobson became Vice Chairman of the Board and Chief Executive Officer of DWL on April 25, 2003.

Robert A. Schriesheim, age 43

      Mr. Schriesheim has been a managing general partner of ARCH Development Partners, LLC, a Chicago, Illinois-based venture capital fund, from January 2003 to present, and was a consultant/venture manager from August 2002 to December 2002. From September 1999 to March 2002, Mr. Schriesheim was Executive Vice President of Corporate Development and Chief Financial Officer, and a director, of Global Telesystems, Inc., a London, England-based, publicly traded provider of telecommunications, data and related services to businesses throughout Western and Central Europe, Russia and the Commonwealth of Independent States. He also served as Executive Vice President — Chief Corporate Development Officer for Global Telesystems, Inc. in 1999. In 2001, Global Telesystems filed, in prearranged proceedings, a petition for surseance (moratorium), offering a composition, in the Netherlands and a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, both to facilitate the sale of Global Telesystems. All such proceedings were approved, confirmed and completed by March 31, 2002. From 1997 to 1999, Mr. Schriesheim was President and Chief Executive Officer of SBC Equity Partners, Inc., a Chicago, Illinois-based private equity firm. From 1996 to 1997, Mr. Schriesheim was Vice President of Corporate Development for Ameritech Corporation, a Chicago, Illinois-based communications company. From 1993 to 1996, he was Vice President of Global Corporate Development for AC Nielsen Company, a subsidiary of Dunn & Bradstreet. Mr. Schriesheim received a Bachelor of Arts degree from Princeton University in 1982, and a Masters of Business Administration in Finance and Business Economics from the University of Chicago Graduate School of Business in 1986.

Board Meetings and Committees

      The Board of Directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board is not involved in our day-to-day operations. The Board is kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and Committee meetings.

      Meetings. Our Board of Directors held 12 meetings during 2003. Messrs. Everett R. Dobson, Russell L. Dobson, Justin L. Jaschke and Albert H. Pharis, Jr. attended all meetings of the Board. Mr. Stephen T. Dobson attended 11 of the meetings and Mr. Fred J. Hall attended 10 of the meetings. The Board has established an Audit Committee, a Compensation Committee, a Strategic Planning Committee and a Corporate Governance and Nominating Committee. In accordance with our Amended and Restated By-laws, the Board of Directors annually elects from its members the members of each Committee.

      Audit Committee. Members of our Audit Committee are Fred J. Hall, Justin L. Jaschke, Albert H. Pharis, Jr. and, since February 18, 2004, Robert A. Schriesheim.

      The Audit Committee is composed of non-employee directors, all of whom currently meet the “independence” standards of the NASDAQ Stock Market, as more fully described below under the caption “Audit Committee Report”. The Audit Committee annually considers the qualifications of our independent auditor and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and results of audits for us and our subsidiaries. The Audit Committee reviews and approves the independence of the independent auditor, and considers and authorizes the fees for both audit and nonaudit services provided by the independent auditor. The Audit Committee met four times during 2003 and all persons who were members of the Audit Committee in 2003 were in attendance at each meeting. Mr. Schriesheim became a member of the Audit Committee on February 18, 2004. The Audit Committee has adopted a written charter which is available on our website at http://www.dobson.net.

      Compensation Committee. Members of our Compensation Committee are Justin L. Jaschke, Albert H. Pharis, Jr. and, since February 18, 2004, Mark S. Feighner.

      Currently, the members of our Compensation Committee are non-employee directors who meet the “independence” standards of the NASDAQ Stock Market, but are eligible to participate in any of the plans or programs that the Compensation Committee administers. The Compensation Committee approves the standards for setting salary ranges for our executive officers, reviews and approves the salary budgets for all of our other officers, and specifically reviews and approves the compensation of our senior executives. The Compensation Committee reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. The Compen-

sation Committee also administers our stock option plans and approves stock option grants for our executive officers. See the “Compensation Committee Report on Executive Compensation” included elsewhere herein. During 2003, the Compensation Committee met twice. Russell L. Dobson was a director and a member of our Compensation Committee during 2003 and until he resigned on February 18, 2004. Mr. Feigner became a member of the Compensation Committee on February 18, 2004.

Strategic Planning Committee and Corporate Governance and Nominating Committee.

      In March 2004, the Board of Directors established two additional committees, the Strategic Planning Committee and the Corporate Governance and Nominating Committee, and appointed the following persons to the respective committees:

Committee	Members

Strategic Planning Committee	Mark S. Feighner Justin L. Jaschke Albert H. Pharis, Jr.
Corporate Governance and Nominating Committee	Fred J. Hall Albert H. Pharis, Jr. Robert A. Schriesheim

      Our Strategic Planning Committee has been formed to study, consider, analyze and develop long-term strategic initiatives, guidelines, recommendations and/or plans for us. Because our Strategic Planning Committee is recently formed, the Committee has not yet held any meetings.

      Our Corporate Governance and Nominating Committee is responsible for identifying qualified candidates to be presented to our Board for nomination as Class A directors, ensuring that our Board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The charter for the Corporate Governance and Nominating Committee requires that the Committee consist of no fewer than three Board members that satisfy the “independence” requirements of the NASDAQ Stock Market. Each member of our Corporate Governance and Nominating Committee meets these requirements. Because our Corporate Governance and Nominating Committee is recently formed, the Committee has not yet held any meetings. A copy of the current charter of the Corporate Governance and Nominating Committee is available on our website at http://www.dobson.net. The Corporate Governance and Nominating Committee will consider nominees to be our Class A directors as recommended by our Class A shareholders. Notice of proposed shareholder nominations for directors must be delivered not less than 120 days before any meeting at which Class A directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating shareholder is the beneficial record owner of our Class A common stock. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. Nominations should be delivered to the Corporate Governance and Nominating Committee at the following address: The Dobson Communications Corporate Governance and Nominating Committee, c/o Stephen T. Dobson, Secretary, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134.

      In considering possible candidates for election as a Class A director, the Corporate Governance and Nominating Committee is guided by the principles that each director should be an individual of high character and integrity and have:

•	independence;

•	wisdom;

•	integrity;

•	an understanding and general acceptance of our corporate philosophies;

•	a valid business or professional knowledge and experience that can bear on our challenges and deliberations and those of our Board of Directors;

•	a proven record of accomplishment with an excellent organization;

•	an inquiring mind;

•	a willingness to speak one’s mind;

•	an ability to challenge and stimulate management;

•	a willingness to commit time and energy to our business affairs; and

•	international and global experience.

      Qualified candidates for membership as a Class A director will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Corporate Governance and Nominating Committee will review the qualifications and background of Class A directors and nominees to become Class A directors, without regard to whether a nominee has been recommended by shareholders.

      In addition to considering possible candidates for election as Class A directors, the Corporate Governance and Nominating Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of our Board of Directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of shareholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

      In addition, the charter of the Corporate Governance and Nominating Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our Board of Directors, Board committees, management success and planning, and regular meetings of our non-management directors without management in executive sessions. We do not have a policy requiring members of our Board of Directors to attend annual meetings of our shareholders. Two of our directors attended our 2003 annual meeting of shareholders.

      You can contact any member of our Board of Director by writing to him at the same address provided above for delivery of director nominations. Our shareholders, our employees and any others who wish to contact any non-management member of our Board of Directors or any member of our Audit Committee to report complaints or concerns with respect to accounting, internal accounting, controls or auditing matters, may do so by using the above address, or may call our Helpline at 1-877-888-0002. Employees and others may call the Helpline anonymously. All calls to the Helpline are confidential. Information explaining how our shareholders can contact our Board of Directors is available in the Investor Relations section of our website at http://www.dobson.net under the heading “Board Contact.”

      We have adopted the Dobson Communications Corporation Code of Ethics for our employees, officers and directors. Our Code of Ethics is publicly available on our website at http://www.dobson.net. If we make any substantive amendments to our Code of Ethics or grant any waiver, including any implicit waiver, from a provision of this Code to our executive officers, we will disclose the nature of such amendment or waiver on our website.

Director Compensation

      In 2002 and 2003, and until March 10, 2004, each of our directors, other than Everett R. Dobson, received an annual directors’ fee of $10,000 and an annual fee of $5,000 for each committee on which the director served. On March 10, 2004, we revised our fee structure for directors so that starting as of March 10, 2004, our directors, other than Everett R. Dobson, will receive an annual fee of $55,000. Commencing March 10, 2004, members of our Audit Committee and Strategic Planning Committee will each receive an annual fee of $20,000 for each committee on which they serve. Previously, members of our Audit Committee received an annual fee of $5,000. Commencing March 10, 2004, members of our Compensation Committee will each receive an annual fee of $10,000. Previously, members of our Compensation Committee received an annual fee of $5,000. We also reimburse all of our directors for out-of-pocket expenses incurred in attending board and committee meetings.

      Directors who are also our executive officers receive no additional cash compensation for services rendered as directors.

      In October 1996, in connection with his election as a director, we granted Justin L. Jaschke an option to acquire the equivalent of 106,952 shares of our Class A common stock, at an exercise price of $0.78 per share. In addition, in April 2002, we granted Mr. Jaschke a restricted stock award for 50,000 shares of our Class A common stock. The options granted to Mr. Jaschke in 1996 are fully vested, while the restricted stock awarded in 2002 vests at a rate of 25% a year through April 2006. In December 1998, in connection with his election as a director, we granted Albert H. Pharis, Jr. an option to acquire the equivalent of 106,952 shares of our Class A common stock, at an exercise price of $5.18 per share. In addition, in April 2002, we granted Mr. Pharis a restricted stock award for 50,000 shares of our Class A common stock. The options granted to Mr. Pharis in 1998 are fully vested, while the restricted stock awarded in 2002 vests at a rate of 25% a year through April 2006. In May 2000, we granted Fred J. Hall options to purchase 50,000 shares of our Class A common stock at an exercise price of $23.00 per share. In April 2002, we granted Mr. Hall a restricted stock award for 50,000 shares of our Class A common stock. The options granted to Mr. Hall during 2000 are 60% vested and will continue to vest ratably until May 2005, while the restricted stock awarded in 2002 vests at a rate of 25% a year through April 2006. In April 2002, we granted Stephen T. Dobson options to acquire 50,000 shares of our Class A common stock, at an exercise price of $2.30 per share, and we granted Everett R. Dobson options to acquire 1,000,000 shares of our Class A common stock, at an exercise price of $2.30 per share. The options granted to Everett R. Dobson and Stephen T. Dobson vest at a rate of 25% a year through April 2006. All options would become fully vested if we experienced a change of control. At the same time, we granted to Russell L. Dobson, a former director, options to purchase 50,000 shares of our Class A common stock at an exercise price of $2.09 per share, which are now fully vested.

      Effective March 10, 2004, we granted non-qualified options to purchase shares of our Class A common stock to certain of our directors, officers and employees, including to our directors and named executive officers, in the amounts set forth below. Each option is for a term of ten years and vests at the rate of 25% per year. Each option is exercisable at an exercise price of $3.49 per share, which was the market price of our Class A common stock on the date each option was granted.

Number of Shares
Name	Subject to Option

Everett R. Dobson	275,000
Stephen T. Dobson	100,000
Timothy J. Duffy	140,000
Mark S. Feighner	100,000
Fred J. Hall	115,000
Justin L. Jaschke	100,000
Bruce R. Knooihuizen	185,000
R. Thomas Morgan	140,000
Albert H. Pharis, Jr.	100,000
Robert A. Schriesheim	100,000
Douglas B. Stephens	185,000

Compensation Committee Interlocks and Insider Participation

      At December 31, 2003, our Compensation Committee consisted of Russell L. Dobson, Justin L. Jaschke and Albert H. Pharis, Jr. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries at any time during 2003. Russell L. Dobson, who became our consultant in December 2001, served as our Chairman of the Board and Chief Executive Officer from

1990 to 1996, and is the father of Everett R. Dobson, our Chairman of the Board, President and Chief Executive Officer, and Stephen T. Dobson, our corporate Secretary and a director. Mr. Russell L. Dobson resigned from our Board on February 18, 2004. Mr. Pharis served as Chief Executive Officer and a director of our former subsidiary, DWL, from September 1999 until April 2001, and was a paid consultant to us from December 1998 until December 31, 2003.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF MR. FRED J. HALL AS A DIRECTOR.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT TO THE

DOBSON COMMUNICATIONS CORPORATION 2002 STOCK INCENTIVE PLAN

      At the Annual Meeting, shareholders will be asked to approve an amendment to our 2002 Stock Incentive Plan (the “2002 Plan”). The 2002 Plan was originally adopted by our Board of Directors on April 25, 2002, and was approved by our shareholders on June 4, 2002.

      The 2002 Plan currently provides that a maximum of 7,000,000 shares of our Class A common stock may be issued upon the exercise of options granted under the 2002 Plan. At April 16, 2004, 830,400 shares of our Class A common stock remained available for options to be granted under the 2002 Plan. Our Board of Directors considers the 2002 Plan to be an important attraction, retention and motivational tool for eligible employees and believes that the number of shares currently available under the 2002 Plan is insufficient to continue the 2002 Plan in future periods. Therefore, our Board of Directors approved the proposed amendment to increase the number of shares of our Class A common stock authorized to be issued upon the exercise of options granted under the 2002 Plan by an additional 4,000,000 shares (for a new share limit of 11,000,000). This amendment to the 2002 Plan will not be effective without shareholder approval.

      The following is a summary of the principal terms of the amended 2002 Plan. Please note that the following description is qualified in its entirety by the full text of the amended 2002 Plan. The full text of the proposed amendment to the 2002 Plan has been filed as an exhibit to the copy of this Proxy Statement filed electronically with the SEC and can be reviewed at http://www.sec.gov. A copy of the 2002 Plan document, and the proposed amendment, may also be obtained without charge by written request to:

Investor Relations

Dobson Communications Corporation
14201 Wireless Way
Oklahoma City, OK 73134

Summary Description of the 2002 Plan

      The purposes of our 2002 Plan are to promote our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

      Under our 2002 Plan, we may grant stock options and restricted stock or other awards to any of our directors, officers or full-time employees or those of our subsidiaries, and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our 2002 Plan.

Administration

      The Compensation Committee of our Board of Directors administers our 2002 Plan. The members of our Compensation Committee serve at the pleasure of our Board of Directors. In connection with the administration of our 2002 Plan, the Compensation Committee, with respect to options and restricted stock and other awards to be made to any person who is neither one of our officers nor one of our directors, will:

•	determine which employees and other persons will be granted options or restricted stock under our 2002 Plan;

•	grant the options or restricted stock awards to those selected to participate;

•	determine the exercise price for options; and

•	prescribe any limitations, restrictions and conditions upon any option grants or restricted stock awards.

      With respect to stock options or restricted stock awards to be made to any of our officers or directors, the Compensation Committee will make recommendations to our Board of Directors as to:

•	which of such persons should be granted options or restricted stock;

•	the terms of proposed grants or awards of options or restricted stock to those selected by our Board of Directors to participate;

•	the exercise price for options; and

•	any limitations, restrictions and conditions upon any option grants or restricted stock awards.

      Any grant of options or award of restricted stock to any of our officers or directors under our 2002 Plan must be approved by our Board of Directors.

      In addition, the Compensation Committee will:

•	interpret our 2002 Plan; and

•	make all other determinations and take all other actions that may be necessary or advisable to implement and administer our 2002 Plan.

Types of Awards

      Our 2002 Plan permits the Compensation Committee to grant options to purchase shares of our Class A common stock or to award shares of restricted stock.

      Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our Class A common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our 2002 Plan will be determined by our Board of Directors or the Compensation Committee at the time of the grant. Either our Board of Directors or the Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, either our Board of Directors or the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under our 2002 Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under our 2002 Plan will vest at the rate of 25% per year. Our 2002 Plan also contains provisions for our Board of Directors or Compensation Committee to provide for acceleration of the right of an individual employee to exercise his or her stock option or restricted stock award in the event we experience a change of control. No cash consideration is payable to us in exchange for the grant of options.

      Our 2002 Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, or the Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 82 and 421 of the Code.

      Incentive Stock Options. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our

Class A common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a shareholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price may not be less than 110% of the fair market value of one share of our Class A common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our Class A common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

      Non-Qualified Options. Non-Qualified Options are stock options which do not qualify as Incentive Stock Options. Non-Qualified Options may be granted to our consultants and independent contractors, as well as to our employees. The exercise price for Non-Qualified Options will be determined by the Compensation Committee at the time the Non-Qualified Options are granted, but may not be less than 75% of the fair market value of our Class A common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. Incentive Stock Options and Non-Qualified Options are treated differently for federal income tax purposes as described below under “Tax Treatment.”

      The exercise price of stock options may be paid in cash, in whole shares of our Class A common stock, in a combination of cash and our Class A common stock, or in such other form of consideration as our Board of Directors or the Compensation Committee may determine, equal in value to the exercise price. However, only shares of our Class A common stock which the optionee has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. The maximum number of shares subject to stock options that may be awarded in any fiscal year to any participant may not exceed 2,000,000.

      Restricted Stock. Restricted shares of our Class A common stock may be granted under our 2002 Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as our Board of Directors or the Compensation Committee may determine to be appropriate at the time of making the award. In addition, our Board of Directors or the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the employee, be delivered to and held by us until such restrictions lapse. Our Board of Directors or the Compensation Committee, in its discretion, may provide for a modification or acceleration of shares of restricted stock in the event of a change in control, permanent disability of the employee, or for such other reasons as our Board of Directors or the Compensation Committee may deem appropriate in the event of the termination of employment of the covered employee. The maximum number of restricted shares that may be awarded under our 2002 Plan to all participants may not exceed an aggregate of 500,000 shares.

Transferability

      Incentive Stock Options are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. Restricted stock awards are not transferable during the restriction period. In no event may a stock option be exercised after the expiration of its stated term.

Termination

      Stock options and rights to restricted stock held by an optionee which have not vested will generally terminate immediately upon the optionee’s termination of employment with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. Our Board of Directors or the Compensation Committee may determine, at the time of the grant, that an optionee’s stock option agreement should contain provisions permitting the optionee to exercise the stock options for any stated period after such termination, or for any period our Board of Directors or the Compensation Committee determines to be advisable after the optionee’s employment terminates by reason of retirement, disability, death, termination without cause, or following a change in control. Incentive Stock Options will, however, terminate no more than three months after termination of the optionee’s employment, twelve months after termination of the optionee’s employment due to disability and three years after termination of the optionee’s employment due to death. Our Board of Directors or the Compensation Committee may permit a deceased optionee’s stock options to be exercised by the optionee’s executor or heirs during a period acceptable to our Board of Directors or the Compensation Committee following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

      Our 2002 Plan provides protection against substantial dilution or enlargement of the rights granted to optionees and holders of restricted stock in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. New option rights may, but need not, be substituted for the stock options granted under our 2002 Plan, or our obligations with respect to stock options outstanding under our 2002 Plan may, but need not, be assumed by another corporation in connection with any merger, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our 2002 Plan is assumed, the stock issuance upon the exercise of stock options previously granted under our 2002 Plan will thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the 2002 Plan.

Amendment

      Our Board of Directors may amend our 2002 Plan at any time. However, without shareholder approval, our 2002 Plan may not be amended in a manner that would increase the number of shares that may be issued under our 2002 Plan, extend the term of our 2002 Plan, or otherwise disqualify our 2002 Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. Stock options and restricted stock previously granted under our 2002 Plan may not be impaired or affected by any amendment of our 2002 Plan, without the consent of the affected grantees.

Accounting Treatment

      Under current generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our 2002 Plan, we would recognize compensation expense to the extent that the exercise price for the stock options granted is less than the fair market value of the covered stock on the date of grant. The cash we receive upon the exercise of stock options would be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares upon exercise may reduce earnings per share, as more shares of our capital stock would then be outstanding.

      When we make a grant of restricted stock, an amount equal to the fair market value of the restricted stock at the date of grant is charged to our compensation expense over the period of the restriction.

      Due to consideration of the accounting treatment of stock options and restricted stock awards by various regulatory bodies, it is possible that the present accounting treatment may change.

Tax Treatment

      The following is a brief description of the federal income tax consequences, under existing law, with respect to stock options and restricted stock that may be granted as awards under our 2002 Plan.

      Incentive Stock Options. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of our Class A common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

      If any shares of our Class A common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income, instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

      Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value, at the time of exercise, of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.

      Restricted Stock. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

      A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Specific Benefits

      The benefits that will be received by or allocated under our 2002 Plan and our other stock incentive and stock purchase plans in the future cannot be determined at this time because the number of options to be granted and the identity of the grantees is entirely within the discretion of our Compensation Committee and our Board of Directors. The last reported sale price of our Class A common stock on April 16, 2004, was $3.51 per share.

      The following table gives information about our common stock that may be issued upon the exercise of options, warrants or rights under our existing equity compensation plans. The table also includes information with respect to our outstanding restricted stock that has not vested and restricted stock available for issuance under our existing equity compensation plans. The information in this table is as of December 31, 2003.

	(a)	(b)	(c)
Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to Be Issued upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding
	Warrants and	Warrants and	Securities Reflected
Plan Category	Rights(1)	Rights(1)(2)	in Column(a)(1)

Equity compensation plans approved by security holders(3)	5,759,252	$2.40	6,979,394
Equity compensation plans not approved by security holders	—	—	—

Total	5,759,252	$2.40	6,979,394

(1)	Includes our:

•	1996 Stock Option Plan;

•	2000 Stock Incentive Plan;

•	2002 Stock Incentive Plan, and our

•	2002 Employee Stock Purchase Plan.

(2)	For purposes of the calculation of the weighted average exercise price, all shares of restricted stock issued pursuant to restricted stock awards granted under our existing equity compensation plans and shares of stock purchased by our employees pursuant to our 2002 Employee Stock Purchase Plan are not included in this calculation.

(3)	We originally reserved 1,000,000 shares of Class A common stock for issuance under our 2002 Employee Stock Purchase Plan. As of December 31, 2003, 141,059 shares of Class A common stock have been purchased by employees pursuant to our Employee Stock Purchase Plan.

      As of April 16, 2004, an aggregate of 248,124 shares of our Class A common stock had been issued pursuant to restricted stock awards or purchased pursuant to exercises of options granted under our 2002 Plan. Through April 16, 2004, the following number of shares have been purchased by the persons and groups identified below:

Aggregate Past Purchases Under the 2002 Plan

	Aggregate
	Number of	Aggregate
	Shares Subject to	Number of
	Options Granted	Shares Purchased
	Under the 2002	Under the 2002
	Plan Through	Plan Through
Name and Position	April 16, 2004	April 16, 2004

Named Executive Officers:
Everett R. Dobson, Chairman of the Board, President and Chief Executive Officer	1,000,000	—
Bruce R. Knooihuizen, Executive Vice President and Chief Financial Officer	500,000	—
Timothy J. Duffy, Senior Vice President and Chief Technical Officer	175,000	—
R. Thomas Morgan, Senior Vice President and Chief Information Officer	75,000	—
Douglas B. Stephens, Senior Vice President and Chief Operating Officer	175,000	—
All Executive Officers as a group (7 persons)	2,075,000	—
Non-Executive Directors as a group (6 persons)	200,000	—
All employees, including our current officers who are not executive officers or directors, as a group	3,894,600	248,124
Total	6,169,600	248,124

Recommendation of Our Board of Directors

      Our Board believes that approval of the amendment to the 2002 Plan will promote our interests and the interests of our shareholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in shareholder value.

      Members of our Board of Directors are eligible to participate in the 2002 Plan and, thus, have a personal interest in the approval of the amendment.

      Approval of this proposal requires the affirmative vote, by the holders of outstanding shares of our Class A common stock and Class B common stock representing a majority of the total combined voting power of our outstanding shares of Class A and Class B common stock, voting together as a single class, in person or by proxy. Abstentions and broker non-votes will have no effect on the results, although they will be counted for purposes of determining the presence of a quorum for the conduct of business at the annual meeting.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE 2002 PLAN AS DESCRIBED ABOVE.

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding Change of Independent Auditors

      On June 21, 2002, our Board of Directors, upon the recommendation of our Audit Committee, dismissed Arthur Andersen LLP as our independent public accountants and engaged KPMG LLP to serve as our independent public accountants for our fiscal year ended December 31, 2002. KPMG also served as our independent public accountants for our fiscal year ended December 31, 2003.

      Arthur Andersen’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for our fiscal years ended December 31, 2001 and 2000, and through June 21, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with Arthur Andersen’s report on our consolidated financial statements for such years and interim period; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. We provided Arthur Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on June 24, 2002 is a copy of Arthur Andersen’s letter, dated June 24, 2002, stating its agreement with such statements.

      During the fiscal years ended December 31, 2001 and 2000, and through June 21, 2002, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      In 2003, KPMG re-audited our consolidated financial statements for each of the years ended December 31, 2000 and 2001, and its reports on our consolidated financial statements for such years did not contain an adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Audit Fees

      Audit fees billed to us during the fiscal years ended December 31, 2002 and December 31, 2003 for audit or review of our annual financial statements and those financial statements included in our quarterly reports on Form 10-Q, totaled $510,000 for 2002, of which $30,000 was billed by Arthur Andersen and $480,000 was billed by KPMG, and $923,000 for 2003, all of which was billed by KPMG. All audit related services performed for us in 2003 by KPMG were approved in advance by the Audit Committee pursuant to its pre-approval policy and procedures set forth in the Audit Committee Charter.

Audit-Related Fees

      Audit-related fees billed to us during our fiscal years ended December 31, 2002 and December 31, 2003 for assurance and related services reasonably related to the audit or review of our financial statements, but not otherwise disclosed under the heading “Audit Fees” above, totaled $82,250 for 2002, of which $59,750 was billed by Arthur Andersen and $22,500 was billed by KPMG, and $44,750 for 2003, all of which was billed by KPMG.

Tax Fees

      Tax fees billed to us during our fiscal years ended December 31, 2002 and December 31, 2003 for tax compliance, tax advice or tax planning totaled $376,025 for 2002, of which $135,000 was billed by Arthur Andersen and no amounts were billed by KPMG, and $403,630 for 2003, none of which was billed by KPMG. Tax fees billed to us during 2003 related to income tax, property tax and sales tax matters.

All Other Fees

      Fees billed to us during our fiscal years ended December 31, 2002 and December 31, 2003 for all other non-audit services totaled $7,075 for 2002, all of which was billed by Arthur Andersen, and $41,000 for 2003, all of which was billed by KPMG. These services primarily relate to due diligence investigations for acquisitions we consummated in 2003.

      The Audit Committee has determined that the provision of non-audit services by Arthur Andersen and KPMG did not impact the independence of either firm, and was compatible with maintaining each auditor’s independence.

      The Audit Committee currently approves in advance all audit and non-audit services to be performed for us by our independent accountants. The Audit Committee pre-approved services which represented the following percentages of fees billed in each category in 2002 and 2003:

	2002	2003

Audit-Related Fees	100.0%	100.0%
Other	100.0%	100.0%

PROPOSAL III

APPOINTMENT OF INDEPENDENT AUDITORS

      KPMG LLP has been recommended by the Audit Committee of our Board of Directors for reappointment as our independent auditors. KPMG served as our independent auditors for the year ended December 31, 2003. KPMG is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.

      KPMG representatives are expected to attend the 2004 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

      Shareholder ratification of the selection of KPMG as our independent auditors is not required by our By-Laws or otherwise. However, we are submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in our best interests and the best interests of our shareholders.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF THE FIRM OF KPMG LLP AS INDEPENDENT AUDITORS FOR DOBSON COMMUNICATIONS CORPORATION FOR THE YEAR 2004.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

      Our executive officers are set forth below. Certain of the officers hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of April 16, 2004.

Name	Age	Position

Everett R. Dobson(1)	44	Chairman of the Board, President and Chief Executive Officer
Douglas B. Stephens	44	Senior Vice President and Chief Operating Officer
Bruce R. Knooihuizen	48	Executive Vice President and Chief Financial Officer
Timothy J. Duffy	44	Senior Vice President and Chief Technical Officer
Trent W. LeForce	38	Controller and Assistant Secretary
R. Thomas Morgan	48	Senior Vice President and Chief Information Officer
Richard D. Sewell, Jr.	47	Treasurer

(1) Biography is set forth above.

      We were incorporated in February 1997. Unless otherwise indicated, information below with respect to positions held by our executive officers refers to their positions with our predecessors and, since February 1997, also with us.

      Douglas B. Stephens is our Senior Vice President and Chief Operating Officer, having served in this capacity since August 2002. From December 2001 until August 2002, he served as our Interim Chief Operating Officer. He was a Regional Vice President for our Central Region from April 1997 to December 2001. In this capacity, Mr. Stephens’ responsibilities included all sales and operations for the wireless properties throughout Texas, Oklahoma, Kansas and Missouri. Mr. Stephens has 20 years wireless experience. From March 1990 until March 1997, he was employed by United States Cellular, serving as National Accounts Manager and then as General Manager, responsible for its Indiana, Kentucky and Ohio cluster. Prior to that, Mr. Stephens was Director of Sales and Marketing for Cellular Communications Inc. out of Cleveland, Ohio. Mr. Stephens received a Bachelor of Science degree in Business Management from the University of Nebraska at Lincoln.

      Bruce R. Knooihuizen is our Executive Vice President and Chief Financial Officer. Mr. Knooihuizen joined us in July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a Bachelor of Science degree in Finance from Miami University in Oxford, Ohio and a Masters of Business Administration in Finance from the University of Cincinnati.

      Timothy J. Duffy has served as our Senior Vice President and Chief Technical Officer since December 1998. In this capacity, he managed our cellular network facilities as well as engineering, design and build out of new cellular networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications from 1985 to 1998 in engineering and related management positions. In 1983 he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982 he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a Bachelor of Science degree in Electrical Engineering from Pennsylvania State University.

      Trent W. LeForce is our Controller and Assistant Secretary. He has served as our Controller since joining us in February 1997. From 1988 to 1997, Mr. LeForce was employed by Coopers and Lybrand, a public accounting firm and a predecessor entity to PricewaterhouseCoopers, concluding as a senior audit manager. Mr. LeForce received a Bachelor of Science degree in Accounting from Oklahoma State University.

      R. Thomas Morgan has served as our Chief Information Officer since December 1997, serving as Vice President until April 2003 when he became a Senior Vice President. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving three million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Systems Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1978 to 1981. Mr. Morgan holds a Bachelor of Science degree in Systems Analysis from Miami University in Oxford, Ohio.

      Richard D. Sewell, Jr. has served as Treasurer since September 1998. Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President — Finance from 1997 to 1998, as Vice President — Treasurer from 1995 to 1997 and as Vice President — Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a Bachelor of Science degree in Accounting from the University of Missouri-Kansas City.

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning compensation of our Chief Executive Officer and each of our four other most highly-compensated executive officers for the three fiscal years ended December 31, 2003.

Summary Compensation Table

						Securities
				Other Annual		Underlying	All Other
		Salary	Bonus(1)	Compensation		Option Awards	Compensation
Name and Principal Position	Year	($)	($)	($)(2)		(# of Shares)	($)(3)

Everett R. Dobson	2003	$600,000	$700,000	$63,100	(4)	—	$8,000
Chairman of the Board,	2002	595,833	600,000	50,000	(4)	1,000,000	8,000
President, Chief Executive	2001	500,000	600,000	126,600	(4)	—	5,835
Officer and Director
Douglas B. Stephens	2003	200,000	137,389	—		—	8,000
Senior Vice President and	2002	197,917	190,763 (5)	—		175,000	6,120
Chief Operating Officer	2001	150,000	47,150	—		—	6,800
Bruce R. Knooihuizen	2003	385,000	300,000	—		—	8,000
Executive Vice President	2002	383,632	200,000	—		500,000	8,000
and Chief Financial Officer	2001	316,667	200,000	—		—	6,800
Timothy J. Duffy	2003	225,000	125,000	—		—	8,000
Senior Vice President and	2002	268,158	73,347	—		175,000	8,000
Chief Technical Officer	2001	251,833	46,850	—		—	6,025
R. Thomas Morgan	2003	225,000	125,000	—		—	8,000
Senior Vice President and	2002	227,083	112,500	—		75,000	8,000
Chief Information Officer	2001	200,000	175,000	—		—	5,440

(1)	The bonuses for 2003 represent the bonuses paid in 2003 or 2004, or to be paid in 2004, with respect to services performed in 2003. The bonuses for 2001 and 2002 represent the bonuses paid with respect to services performed in 2001 and 2002, respectively.

(2)	Represents the value of perquisites and other personal benefits. Does not include perquisites and other personal benefits that, in the aggregate, are not more than the lesser of $50,000 or 10% of total annual salary and bonus.

(3)	Includes the matching contributions made by us to the account of the executive officer under our 401(k) Profit Sharing Plan.

(4)	Includes $115,600, $39,800 and $61,800 for personal use of our aircraft and $11,000, $10,200, and $1,300 for a company-provided vehicle and wireless phone in 2001, 2002 and 2003, respectively.

(5)	Includes a $130,000 payment to Mr. Stephens in connection with his execution of a retention agreement.

Stock Option Grants in Last Fiscal Year

      During 2003, we did not grant any stock options to any or our named executive officers.

Option Exercises and Fiscal Year-End Values

      The following table provides certain information on exercises of options during 2003 to purchase shares of our Class A common stock by our named executive officers and the value of such officers’ unexercised options at December 31, 2003.

Aggregated Option Exercises of Our Class A Common Stock in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of		Value of
			Shares Underlying		Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year-End(1)		at Fiscal Year-End(2)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Everett R. Dobson	—	—	250,000	750,000	$1,067,750	$3,203,250
Douglas B. Stephens	—	—	78,836	131,250	344,534	588,000
Bruce R. Knooihuizen	79,475	$204,251	317,197	375,000	1,473,037	1,680,000
Timothy J. Duffy	—	—	84,114	144,712	309,065	625,709
R. Thomas Morgan	—	—	49,744	56,250	251,420	252,000

(1)	Assumes the conversion of each share of Class C common stock and Class D common stock issuable upon exercise of options into 111.44 shares of Class A common stock.

(2)	Based on the closing price of our Class A common stock at December 31, 2003 ($6.57 per share), less the exercise price.

Employment Agreements

      In February 2003, we entered into a multi-year retention agreement with Douglas B. Stephens, our Chief Operating Officer, pursuant to which we agreed to pay Mr. Stephens a retention bonus of $130,000 subject to his continued employment and, upon termination of his employment with us, certain confidentiality and non-solicitation covenants.

      We do not have formal employment agreements with any of our employees. In connection with the employment of Bruce R. Knooihuizen in 1996, we agreed to provide him compensation in the form of salary, bonus, stock options, an automobile and other benefits. The terms of Mr. Knooihuizen’s employment provide for an initial annual salary of $150,000, an annual bonus ranging from 30% to 50% of his annual salary, and a 10-year option to purchase 8,688 shares of our Class D common stock, which, when issued, is convertible into 968,215 shares of our Class A common stock, vesting at the rate of 20% per year. Each share of our Class D common stock is convertible into 111.44 shares of our Class A common stock. We also have agreed to a severance payment equal to one year’s salary in the event of termination of employment of Mr. Knooihuizen without cause. The options to purchase shares of our common stock held by Mr. Knooihuizen become fully vested upon a change of control. Prior to October 2003, we provided Mr. Knooihuizen with an automobile that we leased through an unrelated party. In October 2003, Mr. Knooihuizen purchased an automobile and in March 2004, we purchased that automobile from Mr. Knooihuizen for $77,895, which was the amount that Mr. Knooihuizen paid for the automobile, and have provided Mr. Knooihuizen with the use of such automobile.

      Prior to August 15, 1998, Russell L. Dobson was one of our corporate officers and, until February 18, 2004, was one of our directors. Effective August 15, 1998, we entered into a consulting agreement with Mr. Dobson. Under the terms of the consulting agreement, Mr. Dobson has been retained by us through August 31, 2008 and, until November 30, 2001, by our former subsidiary, DWL. In exchange for Mr. Dobson’s services, he received monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson’s responsibilities include, but are not necessarily limited to, representing us and DWL at various functions, including trade shows and seminars, assisting with regulatory matters, including appearances where required before regulatory bodies, and analyzing technical and financial data to assist executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us during the term of his consulting agreement. Mr. Dobson’s consulting fees through November 30, 2001 were paid by DWL. We began paying this consulting fee in December 2001. On February 18, 2004, Mr. Dobson retired from our Board of Directors, at which time we agreed to pay him a $150,000 retirement stipend and to fully vest all options to purchase shares of our common stock held by him. Our consulting agreement with Mr. Dobson will remain in effect.

      Effective December 23, 1998, immediately following our acquisition of Sygnet Wireless, Inc. and its subsidiaries, Albert H. Pharis, Jr., formerly the chief executive officer of Sygnet Wireless, became a consultant to us to assist us on an as-needed basis for a term of five years. Mr. Pharis advised and consulted with us regarding operational matters affecting our business, such as industry trends, technological developments, the competitive environment, and the integration of Sygnet and other acquisitions. Mr. Pharis received a fee of $40,000 for the first 90 days of such consulting period and an annual fee of $60,000 which ended in December 2003. At the same time, Mr. Pharis, who serves on our Board of Directors, received options to purchase 959 shares of our Class D common stock, which is convertible into 106,952 shares of our Class A common stock, at an exercise price of approximately $5.18 per equivalent share of Class A common stock. Mr. Pharis’s options that were granted in 1998 are fully vested. Mr. Pharis did not exercise any options in 2003.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      In 2003, the Dobson Communications Compensation Committee was composed of Russell Dobson, Justin L. Jaschke and Albert H. Pharis, Jr., each of whom was a non-management director at all times during 2003. Russell L. Dobson retired from the Dobson Communications Board of Directors on February 18, 2004, and was replaced on the Compensation Committee by Mark S. Feighner, a newly appointed Class A director. The Compensation Committee designs and administers the compensation programs for executive officers and other key employees of Dobson Communications and makes grants under our stock option plans. The Compensation Committee, with the aid of internal staff of Dobson Communications, reviews and evaluates the compensation programs to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.

      Compensation Philosophy. The Dobson Communications compensation program for its executive officers is designed to preserve and enhance shareholder value by emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the business objectives of Dobson Communications, to reward them for their achievement and to attract and retain executive officers who contribute to the long-term success of Dobson Communications. Competition is intense for senior executives within the telecommunications industry, with established companies and start-ups aggressively recruiting management talent. A key design criterion for the Dobson Communications compensation programs is therefore the retention of senior management and other key employees.

      Compensation Components. The executive compensation program of Dobson Communications has three primary components: base salary, annual cash incentive bonuses and stock option awards. Each is discussed below.

      Base Salary. The level of base salary paid to the executive officers of Dobson Communications is determined on the basis of the importance of the position and on market data. In 2003, we did not increase the rate of the base salaries of our named executive officers.

      Annual Cash Incentive Bonuses. For 2003, Dobson Communications employed a cash incentive compensation program under which bonus amounts are based on a number of performance factors that it considered relevant.

      Stock Option Awards. For 2003, no stock options were awarded to our executive officers.

      In arriving at the total compensation of our executive officers for 2003, we considered a number of factors, including the following:

•	successfully completing the acquisition of American Cellular Corporation;

•	completing the refinancing and revision to our capital structure and that of American Cellular Corporation; and

•	successfully completing the conversion of our billing system.

      Compensation of the Chief Executive Officer. As described above, the Compensation Committee determines compensation for all executives, including Everett R. Dobson, the Chief Executive Officer of Dobson Communications, considering both a pay-for-performance philosophy and market rates of compensation. Mr. Dobson’s base salary was $600,000 for fiscal 2003, which we believe is not inconsistent with the base salaries of chief executive officers of peer companies. Mr. Dobson’s annual cash bonus of $700,000 was based on our evaluation of his contribution to the performance factors described above.

Other Matters

      Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1.0 million per person limitation on the tax deduction Dobson Communications may take for compensation paid to its Chief Executive Officer and its four other highest paid executive officers, except compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1.0 million limit. The Compensation Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of Dobson Communications’ compensation program. In doing so, the Compensation Committee may utilize alternatives such as deferring compensation in order to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. For the year ended December 31, 2003, the Compensation Committee adhered to these procedures. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

THE COMPENSATION COMMITTEE

Justin L. Jaschke
Albert H. Pharis, Jr.
Mark S. Feighner

March 10, 2004

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors of Dobson Communications is responsible for providing independent, objective oversight and review of the accounting functions and internal controls of Dobson Communications. For 2003, the Audit Committee was comprised of three non-employee directors of Dobson Communications, and is governed by a written charter adopted and approved by the Board of Directors of Dobson Communications in March 2000 and revised in November 2002. The Board of Directors of Dobson Communications determined that two members of the 2003 Audit Committee, Messrs. Hall and Jaschke, and all members of the 2004 Audit Committee, are “independent” under the NASDAQ listing standards. In July 2001, one of Dobson Communications’ independent directors, who also had been a member of its Audit Committee, resigned both positions. The Board of Directors of Dobson Communications appointed an existing director, Albert H. Pharis, Jr., to the Audit Committee to fill the vacancy created by such resignation. In connection with Dobson Communications’ December 1998 acquisition of Sygnet Communications, it agreed to pay Mr. Pharis, who had been the chief executive officer of Sygnet Communications, an annual consulting fee of $60,000 for the five year period ended in December 2003. Mr. Pharis also served as a director and chief executive officer of our former subsidiary, Logix Communications Corporation and its subsidiaries, from September 1999 until April 2001. Under the NASDAQ’s then applicable rules, Mr. Pharis did not qualify as an independent director for purposes of serving on the Audit Committee of Dobson Communications. However, under NASDAQ Rule 4350(5)(2)(B), a director who is not independent but who is not a current employee of Dobson Communications could be appointed to our Audit Committee if the Board of Directors of Dobson Communications, under exceptional and limited circumstances, determined that membership on its Audit Committee by that person was required for the best interests of Dobson Communications and its shareholders. In September 2001, the Board of Directors of Dobson Communications determined that none of its directors who were not already serving on its Audit Committee would be considered “independent” under the NASDAQ rules and that, because Mr. Pharis was neither an employee of Dobson Communications or any of its affiliates, and because of Mr. Pharis’ extensive knowledge of and experience in the wireless communications industry, including his prior experience as the chief executive officer of Sygnet Communications, a wireless communications provider, Mr. Pharis was determined to be the most appropriate member of the Board of Directors of Dobson Communications to fill the vacancy that then existed on its Audit Committee. Accordingly, Mr. Pharis was appointed and now serves on the Audit Committee. Under the currently applicable rules of the NASDAQ Stock Market, all members of our Audit Committee, including Mr. Pharis, are considered to be independent directors. On February 18, 2004, Mr. Robert A. Schriesheim, a newly appointed Class A director of Dobson Communications, was appointed to and serves as a member of the Audit Committee. The Board of Directors of Dobson Communications has determined that Fred J. Hall and Robert A. Schriesheim are each independent and that each is an audit committee financial expert, as defined by SEC rules.

      The responsibilities of the Audit Committee include recommending to the Board of Directors of Dobson Communications an accounting firm to serve as its independent auditors for Dobson Communications. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with management, its internal audit personnel and its independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of its financial statements;

•	its financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of its internal accounting controls, and accounting, financial and auditing personnel;

•	changes in our accounting practices, principles, controls or methodologies, or in its financial statements, and recent developments in accounting rules; and

•	the establishment and maintenance of an environment at Dobson Communications that promotes ethical behavior.

      The Audit Committee Charter of Dobson Communications provides, among other things, that the Audit Committee must pre-approve all audit and non-audit services to be provided by the independent auditors of

Dobson Communications. The Audit Committee reviewed the Audit Committee Charter, as revised, and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the revised Audit Committee Charter.

      The Audit Committee is responsible for recommending to the Board of Directors of Dobson Communications that its financial statements be included in the annual report of Dobson Communications. The Audit Committee took a number of steps in making this recommendation for 2003. First, the Audit Committee discussed with KPMG LLP, the independent auditors of Dobson Communications for 2003, those matters KPMG communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed KPMG’s independence with KPMG and received a letter from KPMG regarding its independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of KPMG’s independence, and assisted the Audit Committee in evaluating such independence. The Audit Committee also concluded that KPMG’s provision of non-audit services to Dobson Communications is compatible with KPMG’s independence. Finally, the Audit Committee reviewed and discussed, with management of Dobson Communications and with KPMG, Dobson Communications’ audited consolidated balance sheets at December 31, 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2003. Based on the discussions with KPMG concerning the audit, the independence discussions, the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors of Dobson Communications that the Annual Report on Form 10-K of Dobson Communications include these financial statements.

      Mr. Schriesheim became a member of the Audit Committee on February 18, 2004. He did not participate in the Audit Committee’s review and evaluation of our independent auditors or in the recommendation of the Audit Committee that KPMG be our independent auditors for 2004. However, Mr. Schriesheim did participate in the review of our financial statements and the Audit Committee’s recommendation that those financial statements be included in our Annual Report on Form 10-K.

AUDIT COMMITTEE

Fred J. Hall
Justin L. Jaschke
Albert H. Pharis, Jr.
Robert A. Schriesheim

February 18, 2004 and

March 10, 2004

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

      The following graph compares the cumulative total shareholder return on our common stock for the period beginning February 24, 2000, the date our Class A common stock was first traded on the NASDAQ Stock Market, through December 31, 2003, with the cumulative total returns of the NASDAQ Composite Index, and a peer group consisting of four publicly traded cellular companies. The peer group consists of Centennial Cellular Corp., United States Cellular Corporation, Western Wireless Corporation and Rural Cellular Corporation. The comparison assumes $100 was invested in our Class A common stock and in each index at the beginning of the comparison period and reinvestment of dividends.

CUMULATIVE TOTAL RETURN

	12/31/00	12/31/01	12/31/02	12/31/03

Dobson closing prices	$14.63	$8.54	$2.21	$6.57
Dobson index	$66.48	$38.82	$10.05	$29.86
Peer group(1)	$74.96	$52.08	$17.52	$34.73
Nasdaq composite	$58.21	$45.96	$31.47	$47.20

(1)	Peer group consists of Centennial Communications, Rural Cellular, U.S. Cellular and Western Wireless.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides information concerning beneficial ownership of each class of our common stock as of April 16, 2004, held by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our stock;

•	each of our directors;

•	our chief executive officer and each of our four other most highly compensated executive officers; and

•	all directors, director nominees and executive officers as a group.

      The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after April 16, 2004. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

	Class A Common Stock(1)			Class B Common Stock

	Number of			Number of		Percent of	Percent of
	Shares			Shares		Total	Total
Name and Address of	Beneficially		Percent of	Beneficially	Percent of	Economic	Voting
Beneficial Owner	Owned		Class	Owned	Class	Interest	Power(2)

Everett R. Dobson(3)	2,500,000		1.9%	19,066,540	98.2%	14.6%	59.9%
14201 Wireless Way Oklahoma City, OK 73134
Stephen T. Dobson(4)	2,025,000		1.6%	19,066,540	98.2%	14.3%	59.7%
14201 Wireless Way Oklahoma City, OK 73134
Dobson CC Limited Partnership	2,000,000		1.6%	19,066,540	98.2%	14.3%	59.7%
14201 Wireless Way Oklahoma City, OK 73134
Bruce R. Knooihuizen	539,047	(5)	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
Douglas B. Stephens	126,587	(6)	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
Timothy J. Duffy	163,548	(7)	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
R. Thomas Morgan	123,141	(8)	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
Fred J. Hall	115,000	(9)	*	—	—	*	*
123 South Hudson Oklahoma City, OK 73102
Justin L. Jaschke	181,952	(10)	*	—	—	*	*
5616 South Ivy Court Greenwood Village, CO 80111
Albert H. Pharis, Jr.	191,952	(11)	*	—	—	*	*
7024 A1A South St. Augustine, FL 32080

	Class A Common Stock(1)			Class B Common Stock

	Number of			Number of		Percent of	Percent of
	Shares			Shares		Total	Total
Name and Address of	Beneficially		Percent of	Beneficially	Percent of	Economic	Voting
Beneficial Owner	Owned		Class	Owned	Class	Interest	Power(2)

Capital Research and Management Company	15,560,830		12.1%	—	—	10.5%	4.8%
333 South Hope St. Los Angeles, CA 90071
Glenview Capital and Affiliates	7,776,500		6.1%	—	—	5.3%	2.4%
399 Park Avenue, Floor 39 New York, NY 10022
All directors, nominees and executive officers as a group (13 persons)	4,247,857	(12)	3.3%	19,066,540	98.2%	15.8%	60.4%

*	less than 1%.

(1)	The number of shares of Class A common stock includes shares of our Class A common stock issuable upon the assumed conversion of shares of our Series F Preferred Stock, and our Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days after the record date. Each outstanding share of our Series F Preferred Stock is immediately convertible into 20 shares of our Class A common stock. Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, where issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)	In calculating the percent of total voting power, the voting power of shares of our Class A common stock and our Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law and except in the election of Class A directors. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by Dobson CC Limited Partnership. As the president, one of two directors and sole shareholder of RLD, Inc., the general partner of that partnership, Everett R. Dobson has voting and investment power with respect to such shares. Includes options to purchase an aggregate of 500,000 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(4)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by Dobson CC Limited Partnership. As one of two directors of RLD, Inc., the general partner of that partnership, Stephen T. Dobson shares voting and investment power with respect to such shares. Includes options to purchase an aggregate of 25,000 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(5)	Includes shares of Class C common stock and Class D common stock issued and issuable upon the exercise of stock options issued pursuant to our stock option plans, and the assumed conversion of each share of Class C common stock and Class D common stock into 111.44 shares of Class A common stock. Includes 468,863 shares of Class A common stock issuable upon the exercise of options, which options may be exercised within 60 days of the record date.

(6)	Includes options to purchase an aggregate of 126,587 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(7)	Includes options to purchase an aggregate of 147,864 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(8)	Includes options to purchase an aggregate of 88,494 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(9)	Includes options to purchase an aggregate of 65,000 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(10)	Includes options to purchase an aggregate of 67,763 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(11)	Includes options to purchase an aggregate of 110,556 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(12)	Includes options to purchase an aggregate of 1,830,132 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have a policy requiring that any material transaction that we enter into with our officers, directors, or principal shareholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arms-length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. In addition, the terms of our various debt instruments limit our ability and that of our subsidiaries to enter into transactions with their affiliates.

      Dobson CC Limited Partnership, or DCCLP, owns a 90% interest in a limited liability company that owns a multi-building office complex in Oklahoma City. In May 2001, we began leasing this complex, a portion of which serves as our corporate headquarters. Our lease, which covers approximately 144,400 square feet of rentable space, is a 15-year, triple-net lease with an annual rental of $3.0 million. We use approximately 28,000 square feet of the leased space for one of our regional call centers and sublease another approximately 15,900 square feet to four tenants, one of which is an affiliate of DCCLP.

      Messrs. Everett R. Dobson, Stephen T. Dobson, Russell. L. Dobson, a former director, Justin L. Jaschke and Albert H. Pharis, Jr. were directors, and Everett R. Dobson and Stephen T. Dobson were executive officers, of Logix Communications Enterprises, Inc. and its subsidiaries, Logix Communications Corporation and Dobson Telephone Company, and Albert H. Pharis, Jr. was an executive officer of Logix Communications Enterprises, Inc. from September 1999 until April 2001. On February 28, 2002, Logix Communications Enterprises, Inc. and Logix Communications Corporation filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. On March 27, 2002, Everett R. Dobson and Stephen T. Dobson resigned as directors and executive officers of Logix Communications Corporation and Logix Communications Enterprises, Inc. On April 25, 2003, the Chapter 11 plan of reorganization became effective, and as part of this plan, Logix Communications Corporation was renamed Intelleq Communications Corporation, or Intelleq, and Logix Communications Enterprises, Inc. was renamed DWL Holding Company, or DWL. In conjunction with consummation of the plan of reorganization, Messrs. Russell L. Dobson, Jaschke and Pharis resigned as directors of Intelleq, DWL and Dobson Telephone, and Everett R. Dobson and Stephen T. Dobson became directors, and Stephen T. Dobson became an executive officer, of Intelleq and DWL. DWL, through its subsidiaries, provides various telecommunications services to us on a fee basis. DWL’s charges are comparable to charges for similar services provided by DWL to unrelated third parties. DCCLP is a principal shareholder of DWL.

      On February 8, 2001, we issued 200,000 shares of Series AA preferred stock, par value $1.00 per share, to AT&T Wireless, for aggregate cash proceeds of $200.0 million. The shares of Series AA preferred stock were issued pursuant to a Stock Purchase Agreement dated as of November 6, 2000, as amended on February 8, 2001. Each share of Series AA preferred stock is entitled to cumulative annual dividends of 5.96% on the liquidation preference of $1,000 per share, subject to certain adjustments. On June 17, 2003, Dobson Cellular Systems transferred to AT&T Wireless the FCC cellular licenses and related assets in the Santa Cruz, California MSA (population approximately 255,600), and the California 4 RSA (population approximately 386,900), and AT&T Wireless transferred to Dobson Cellular Systems, the FCC cellular licenses and certain related assets in the Anchorage, Alaska MSA (population approximately 262,100) and Alaska RSA 2 (population approximately 121,000) markets. In addition, AT&T Wireless transferred to us the 200,000 shares (which are all of the outstanding shares) of our Series AA preferred stock that it acquired in

February 2001 that had a liquidation preference of $200.0 million, plus accrued but unpaid dividends. We subsequently cancelled the Series AA preferred stock and the Series A preferred stock into which the Series AA preferred stock was convertible.

      From time to time before July 2002, we made advances to DCCLP, Everett R. Dobson and Dobson Ranch, LLC, an affiliate of Everett Dobson. At December 31, 2001, the outstanding balance due from DCCLP was $93,088, from Everett R. Dobson was $324,989 and from Dobson Ranch, LLC was $318,806. From January 1, 2002 until July 30, 2002, we made advances to DCCLP in the aggregate amount of $72,643, to Everett R. Dobson in the aggregate amount of $8,700, and to Dobson Ranch, LLC in the aggregate amount of $61,659. At December 31, 2002, the outstanding balance due from DCCLP was $161,877, from Everett R. Dobson was $333,689, and from Dobson Ranch, LLC was $380,663. No advances to Everett R. Dobson, DCCLP or Dobson Ranch, LLC were made by us after July 30, 2002. On May 19, 2003, the advances to Everett Dobson and Dobson Ranch, LLC were paid in full. As of December 31, 2003, all amounts advanced by us to DCCLP had been paid in full. Advances to DCCLP were unsecured, non interest bearing, did not provide for any scheduled repayments and did not have a stated maturity date.

      In February 2000, our directors and certain of our executive officers exercised options previously granted to purchase shares of our old Class B and Class C common stock, which included options granted under our stock option plan. The shares purchased upon these exercises were equivalent to an aggregate of 731,826 shares of our Class A common stock. The weighted average exercise price for these shares was $1.71 per share of Class A common stock equivalent or an aggregate exercise price of $1.3 million, of which approximately $1.1 million was paid by giving us promissory notes executed by the option holders. From time to time since February 2000, certain of our executive officers and directors exercised additional options to purchase shares of Class A common stock and paid all or a part of the exercise prices of the options by issuing their respective promissory notes. In addition, from time to time prior to July 2002, we made cash advances to certain of our executive officers and directors. No such cash advances have been made since July 2002, and all prior advances have been repaid in full.

      On December 17, 2001, our Board of Directors approved loans to eleven of our employees, including five persons who currently are our executive officers. The aggregate amount of the loans was $8.6 million, and the portion attributable to persons who currently are our executive officers was an aggregate of $7.2 million.

      A portion of these loans refinanced outstanding balances of advances previously made by us to our employees. The proceeds of these advances had been used for various purposes including, without limitation, payment of the exercise price of exercised stock options. For the most part, these December 2001 loans refinanced indebtedness which certain of these employees owed to a bank. The proceeds of the bank loans had been used primarily to satisfy income tax liability incurred by the borrowers as a result of option exercises. We did not advance any additional amounts to these persons at any time during or since 2002.

      During 2003, the largest amount owing by our executive officers pursuant to these loans is set forth in the following table. All amounts owing by our executive officers pursuant to these loans were paid in full prior to December 31, 2003.

Name	Principal Amount

Bruce R. Knooihuizen	$5,050,866
Trent W. LeForce	487,851
R. Thomas Morgan	597,808
Richard D. Sewell, Jr.	346,659
Douglas B. Stephens	710,605

      Messrs. Knooihuizen, LeForce, Stephens and Morgan repaid their loans by transferring to us shares of our Class A common stock that had been pledged to secure their respective loans having a market value equal to the unpaid principal and interest due on these loans. These transactions were completed as part of a previously authorized share repurchase program. The remainder of these loans were repaid in full in cash.

      On July 29, 2003, we entered into agreements with certain holders of options granted under our 2000 Plan with exercise prices in excess of $10.00 per share in which we agreed to issue new options under our 2000 Plan in exchange for their existing options. Under these agreements, holders of options with an exercise price of more than $10.00 per share but less than $15.00 per share would receive new options for the same number of underlying shares; holders of options with exercises prices of at least $15.00 and less than $20.00 would receive new options to purchase one share of our Class A common stock for each two shares underlying existing options, and holders of existing options with exercises prices greater than $20.00 per share would receive new options to purchase one share of our Class A common stock for each three shares underlying their existing options. In each instance, the new options would be granted six months and one day after the effective date of the exchange agreement, and at an exercise price equal to the market price of our Class A common stock on such later date. On February 2, 2004, we issued new options under the exchange agreements, all at an exercise price of $7.09 per share. The vesting schedule for each new option was the same as the replaced options. No options held by our non-management directors were included in the foregoing exchange program. The following table reflects the options that were cancelled effective July 29, 2003 and the new options that were granted on February 2, 2004 to our executive officers:

		Number of
		Securities	Market Price	Exercise	Number of		Length of
		Underlying	of Stock at	Price at	Securities		Original Option
		Options/SARs	Time of	Time of	Underlying	New	Term Remaining
		Repriced or	Repricing or	Repricing or	New Options	Exercise	at Date of
		Amended	Amendment	Amendment	Granted	Price	Repricing or
Name	Date	#	$	$	#	$	Amendment(3)

Timothy J. Duffy	(1)	75,000	(2)	$23.00	25,000	$7.09	May 10, 2010
Senior Vice President and Chief Technical Officer
Bruce R. Knooihuizen	(1)	100,000	(2)	23.00	33,333	7.09	May 10, 2010
Executive Vice President and Chief Financial Officer
Trent W. LeForce	(1)	50,000	(2)	23.00	16,667	7.09	May 10, 2010
Controller and Assistant Secretary
R. Thomas Morgan	(1)	75,000	(2)	23.00	25,000	7.09	May 10, 2010
Senior Vice President and Chief Information Officer
Richard D. Sewell, Jr.	(1)	15,000	(2)	23.00	5,000	7.09	May 10, 2010
Treasurer
Douglas B. Stephens	(1)	15,000	(2)	23.00	5,000	7.09	May 10, 2010
Senior Vice President and Chief Operating Officer

(1)	Outstanding options were cancelled as of July 29, 2003 and new options were granted February 2, 2004.

(2)	The closing market price of our class a common stock on July 29, 2003 was $6.35 per share and on February 2, 2004 was $7.09 per share.

(3)	As of February 2, 2004.

      On March 10, 2004, our Board of Directors authorized the grants of non-qualified options under the Dobson Communications 1996 Stock Option Plan, or 1996 Plan, the Dobson Communications 2000 Stock Incentive Plan, or 2000 Plan, and the 2002 Plan to purchase an aggregate of 3,602,475 shares of our Class A common stock to our directors and executive officers, and certain other of our officers and employees. We authorized grants of options to purchase 55,500 shares of our Class A common stock under our 1996 Plan; options to purchase 2,585,000 shares of our Class A common stock under our 2000 Plan and options to purchase 961,975 shares of our Class A common stock under our 2002 Plan. Each option is for a term of ten years and vests at the rate of 25% per year. Each option is exercisable at an exercise price of $3.49 per share (subject to standard anti-dilution adjustments), which was the market price of our Class A common stock on the date the options were granted. The following table reflects the options granted by our Board of Directors on March 10, 2004, with respect to our directors and named executive officers:

		Option Award-
Name	Title	Shares

Everett R. Dobson	Chairman, President and Chief Executive Officer and Director	275,000
Stephen T. Dobson	Secretary and Director	100,000
Timothy J. Duffy	Senior Vice President and Chief Technical Officer	140,000
Mark S. Feighner	Director	100,000
Fred J. Hall	Director	115,000
Justin L. Jaschke	Director	100,000
Bruce R. Knooihuizen	Executive Vice President and Chief Financial Officer	185,000
R. Thomas Morgan	Senior Vice President and Chief Information Officer	140,000
Albert H. Pharis, Jr.	Director	100,000
Robert A. Schriesheim	Director	100,000
Douglas B. Stephens	Senior Vice President and Chief Operating Officer	185,000
Other Officers and employees as a group		2,030,100

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our Class A common stock to file certain reports with the Securities and Exchange Commission concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors, and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2003, all Section 16(a) filing requirements were met. The following persons each filed one late Form 4 except where otherwise noted in parenthesis: Thomas A. Coates; Timothy J. Duffy; Everett R. Dobson; Stephen T. Dobson; Dobson CC Limited Partnership; Bruce R. Knooihuizen (2); Trent W. LeForce (2); R. Thomas Morgan (2); Richard D. Sewell, Jr., and Douglas B. Stephens.

Availability of Form 10-K and Annual Report to Shareholders

      We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (not including documents incorporated by reference), are available without charge to shareholders upon written request to our Corporate Secretary. You may review our filings with the Securities and Exchange Commission by visiting our website at www.dobson.net.

Shareholder Proposals for 2005

      Our 2005 Annual Meeting of Shareholders is expected to be held on or about June 15, 2005, and proxy materials in connection with that meeting are expected to be mailed on or about April 28, 2005. In order to be included in our proxy materials for our 2005 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before February 15, 2005.

      Any such proposal should be addressed to the Secretary, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City 73134. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our annual meeting of shareholders to be held in 2003 in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested.

      In addition, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, if we receive notice after March 2, 2005 of any proposal which a shareholder intends to raise at the 2005 Annual Meeting, the persons named in the proxy solicited by our Board of Directors for our 2005 Annual Meeting may exercise discretionary voting with respect to such proposal.

General

      We know of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

      It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

By Order of the Board of Directors

STEPHEN T. DOBSON
Secretary

Oklahoma City, Oklahoma

April 28, 2004

FIRST AMENDMENT TO

DOBSON COMMUNICATIONS CORPORATION
2002 STOCK INCENTIVE PLAN

      Pursuant to the authority granted to the undersigned, the Dobson Communications Corporation 2002 Stock Incentive Plan (the “Plan”), is hereby amended as follows:

      Section 1.03 of the Plan is hereby amended by deleting the first sentence and substituting therefore the following:

“Subject to Articles IV and VIII of this Plan, Awards may be made under this Plan for an aggregate of 11,000,000 shares of Common Stock.”

      Executed this 31st day of March, 2004.

DOBSON COMMUNICATIONS CORPORATION,
an Oklahoma corporation

By:	/s/ RONALD L. RIPLEY

Ronald L. Ripley
Senior Vice President and General Counsel

PROXY
DOBSON COMMUNICATIONS CORPORATION
14201 WIRELESS WAY
OKLAHOMA CITY, OKLAHOMA 73134

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Bruce R. Knooihuizen and Richard D. Sewell, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Dobson Communications Corporation, an Oklahoma corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 15, 2004, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

A    ☒    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1.    Election of Director

☐ FOR NOMINEE LISTED TO RIGHT	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEE: Fred J. Hall

     INSTRUCTION: to withhold authority to vote for any nominee, write that nominee’s name on the line provided below.

2. Proposal to approve the amendment to the Dobson Communications Corporation 2002 Stock Incentive Plan.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

3. Ratify and approve the selection of KPMG LLP as the independent auditors for Dobson Communications Corporation for 2004.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED	, 2004

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.